[Letterhead of Burnet, Duckworth & Palmer LLP]

July 18, 2003

Acetex Corporation
750 World Trade Centre
999 Canada Place
Vancouver BC V6C 3E1

Ladies and Gentlemen:

Re:	Registration Statement of Form F-3 (the "Registration Statement") with respect to shares to be issued pursuant to the acquisition by Acetex Corporation ("Acetex") of AT Plastics Inc. ("AT Plastics")

We have acted as counsel to Acetex Corporation ("Acetex") in connection with the registration by Acetex of 2,395,598 common shares (the "Shares"), issuable as set forth in the Registration Statement on Form F-3 (the "Registration Statement") that is being filed on the date hereof by Acetex with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Securities Act").

In connection with the foregoing, we have examined such records, documents and proceedings as we have deemed relevant as a basis for the opinion expressed herein.

Based on the foregoing, we are of the opinion that when issued, the Shares will be legally issued, fully paid, and nonassessable.

We hereby consent to be named in the Registration Statement under the heading "Legal Matters" as attorneys who passed upon the validity of the Shares and to the filing of a copy of this opinion as Exhibit 5 to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or other rules and regulations of the Commission thereunder.

Yours truly,

BURNET, DUCKWORTH & PALMER LLP